July 22, 2022 Securities and Exchange Commission 100 F Street, N.E. Washington, DC 20549 Commissioners: We have read the statements made by The Lovesac Company, under Item 4.01 of its Form 8-K filed July 22, 2021. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 21, 2022, effective immediately. We are not in a position to agree or disagree with other statements of The Lovesac Company contained therein. Very truly yours, Marcum LLP Marcum LLP n 185 Asylum Street, City Place I n Hartford, CT 06103 n Phone 860-549-8500 n Marcum LLP.com Exhibit 16.1